UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Triumph Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 20, 2023

The following information supplements and amends the proxy statement (the “Proxy Statement”) of Triumph Group, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on June 9, 2023 and furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the 2023 Annual Meeting of Stockholders of the Company to be held on July 20, 2023 and any adjournment or postponement thereof. Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined herein have the meaning given to them in the Proxy Statement.

The Company is filing this Supplement (i) to clarify the treatment of broker non-votes with respect to Proposal No. 5 and Proposal No. 6, and (ii) to correct and clarify the vesting conditions applicable to the fiscal year 2023 performance stock unit grants (PSUs) made by the Company to its named executive officers.

Voting Standard for Proposal No. 5 and Proposal No. 6

The text below replaces, in its entirety, the paragraph of Proposal No. 5 under the heading “Proposal No. 5 – Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Increase our Authorized Shares of Common Stock from 100,000,000 to 200,000,000 Shares” on page 4 of the Proxy Statement:

“Approval of an amendment to the Amended and Restated Certificate of Incorporation to increase our authorized shares of common stock from 100,000,000 to 200,000,000 shares will require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon. Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as an against vote. Broker non-votes will have the same effect as an against vote on this proposal.”

The text below replaces, in its entirety, the ninth paragraph of Proposal No. 5 under the heading “Proposal No. 5 – Approval of an Amendment to our Amended and Restated Certificate of Incorporation to Increase our Authorized Shares of Common Stock from 100,000,000 to 200,000,000 Shares” on page 14 of the Proxy Statement:

“Approval of our Amended and Restated Certificate of Incorporation to increase our authorized shares of common stock will require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon. Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as an against vote. Broker non-votes will have the same effect as an against vote on this proposal.”

The text below replaces, in its entirety, the paragraph of Proposal No. 6 under the heading “Proposal No. 6 – Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Limit the Liability of Certain Officers of the Company as Permitted by Recent Amendments to the General Corporation Law of the State of Delaware” on page 4 of the Proxy Statement:

“Approval of an amendment to the Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by recent amendments to the General Corporation Law of the State of Delaware will require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon. Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as an against vote. Broker non-votes will have the same effect as an against vote on this proposal.”

The text below replaces, in its entirety, the sixth paragraph of Proposal No. 6 under the heading “Proposal No. 6 – Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Limit the Liability of Certain Officers of the Company as Permitted by Recent Amendments to the General Corporation Law of the State of Delaware” on page 16 of the Proxy Statement:

“Approval of our Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by recent amendments to the DGCL will require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon. Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as an against vote. Broker non-votes will have the same effect as an against vote on this proposal.”

Vesting Conditions Applicable to the 2023 PSU Grants

The following additional disclosure amends and supplements the information provided on page 55 of the Proxy Statement relating to the PSUs granted in fiscal year 2023:

PSUs awarded in fiscal year 2023 vest at the end of the three-year period. At the end of the three-year period, the base PSU payout amount is calculated using 20% weighting on Adjusted EBITDAP Growth in fiscal year 2023, 20% weighting on Adjusted EBITDAP Growth in fiscal year 2024, 20% weighting on Adjusted EBITDAP Growth in fiscal year 2025, and 40% weighting on the Compound EBITDAP Growth Rate over the three-year period of fiscal year 2023 through fiscal year 2025. The Committee approved all EBITDAP performance goals at the time of grant for each annual period and the full three-year period. Compounded EBITDAP Growth performance goals are not disclosed during an ongoing performance period due to competitive reasons; however, the Committee views the target performance goals as rigorous and challenging based on its review of the current annual budget, future forecasts, and the business strategy. The Committee believes the approach discussed above addresses the volatility and cyclicality inherent upon the industry and our business. See Appendix A for a reconciliation of GAAP and adjusted, non-GAAP EBITDAP.

To ensure further alignment between executive payouts and stockholder returns, the base PSU calculation is then subject to a modification based on the Company’s absolute stock price growth. A base stock price is calculated reflecting the Company’s 20-day average closing stock price preceding the beginning of fiscal year 2023. The Committee then approved stock price hurdles reflecting the expected compound annual growth rate (“CAGR”) over the three-year period from the base price. At the end of the three-year period, the Company’s 20-day average closing stock price is calculated and compared to the approved stock price hurdles to determine whether the modifier will serve to increase or decrease the calculated PSU award based on actual Adjusted EBITDAP Growth performance. The Company’s stock price on the date of the grant was $13.39 and the approved stock price hurdles for the fiscal 2023 through 2025 performance period were as follows:

Stock Price Hurdles	Award Multiplier	Impact
$24.84 or Below	.75	Award Decrease
$33.97	1.00	No Impact
$45.11	1.25	Award Increase
$58.44 or Above	1.50	Award Increase

The maximum opportunity of the PSU award is 300% of target and would require achievement of maximum performance for each annual period and the full three-year period for Adjusted EBITDAP Growth and the Company’s 20-day average closing stock price at the end of the performance period to equal or exceed $58.44 which would represent approximately 336% cumulative growth over the award grant price of $13.39.

Except as described above, this Supplement does not modify, amend, supplement, or otherwise affect the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 1 in the Proxy Statement for instructions on how to do so.